UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                                 Amendment No. 2


                    Under the Securities Exchange Act of 1934

                             Pogo Producing Company
                             ----------------------
                                (Name of Issuer)


                     Common Stock, par value $1.00 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    730448107
                                    ---------
                                 (CUSIP Number)

                                 Mark Rosenbaum
                                   Goelet, LLC
                                 425 Park Avenue
                                   28th Floor
                            New York, New York 10022
                            Telephone: (212) 588-9555
            --------------------------------------------------------
            (Name, Address and Telephone Number of Persons Authorized
                     to Receive Notices and Communications)

                                    Copy to:
                              Peter J. Rooney, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                            Telephone: (212) 848-4000

                                November 7, 2001
                     --------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated August 26, 1930 f/b/o Beatrice G. Manice
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of New York
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated July 27, 1935 f/b/o Beatrice G. Manice
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of Rhode Island
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under the Will of Robert Walton Goelet for the benefit of Beatrice G. Manice
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of Rhode Island
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated August 26, 1930 f/b/o Robert G. Goelet
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of New York
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated July 27, 1935 f/b/o
          Robert G. Goelet
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of Rhode Island
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under the Will of Robert Walton Goelet f/b/o Robert G. Goelet
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of Rhode Island
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated July 27, 1935 f/b/o Francis Goelet
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of Rhode Island
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated December 18, 1931 f/b/o John Goelet
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of New York
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated December 17, 1976 f/b/o grandchildren of John Goelet
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of New York
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated July 27, 1935 f/b/o
          John Goelet
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of Rhode Island
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under the Will of Robert Walton Goelet f/b/o John Goelet
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of Rhode Island
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          RGG Limited Partnership
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          Delaware
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          John H. Manice
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Trustees of the Trust under Agreement dated September 4, 1980 f/b/o Anne de La Haye Jousselin
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of New York
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Robert G. Manice
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Amelia M. Berkowitz
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Pamela Manice
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Robert G. Goelet
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Philip Goelet
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Christopher Goelet
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Gilbert Kerlin
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Windward Oil & Gas Corporation
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization


--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          CO
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Arthur N. Field
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Alexandra C. Goelet
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
-------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Henrietta Goelet
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America and United Kingdom
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Edmond de La Haye Jousselin
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          France
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Robert S. Rich
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          United States of America
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No.  730448107

--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Goelet, LLC
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

           (a) [X]
           (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          OO
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e). [  ]

--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          State of Delaware
--------------------------------------------------------------------------------
7.              Number of        Sole Voting Power
                 Shares          0
8.            Beneficially       -----------------------------------------------
                 Owned           Shared Voting Power
                  By             0
9.               Each            -----------------------------------------------
               Reporting         Sole Dispositive Power
                Person           0
                 With            -----------------------------------------------
10.                              Shared Dispositive Power
                                 6,154,948
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          6,154,948
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions) [ ]

--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          11.5%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

         This Amendment No. 2 to Schedule 13D amends and supplements the
Schedule 13D (the "Schedule 13D") filed jointly by the parties named herein with the Securities and Exchange Commission on March 26, 2001. Except as specifically amended below, all other provisions of the Schedule 13D remain in effect.


Item 5.  Interest in Securities of the Issuer

         Item 5 is hereby amended and restated to read as follows:

         (a) In the aggregate, the Group beneficially owns 6,154,948 shares of Pogo Common Stock, representing 11.5% of the outstanding Pogo Common Stock.

         (b) The Registration Rights Agreement, dated March 14, 2001, among Pogo and members of the Group (the "Registration Rights Agreement"), requires the members of the Group to cooperate with respect to the disposition of their shares on the public markets, therefore the members of the Group have shared dispositive power with respect to all 6,154,948 shares and sole dispositive power with respect to none of the shares. The Standstill and Voting Agreement requires the group to vote their shares either (i) in accordance with the recommendation of the board of directors of Pogo or (ii) in equal proportion to the votes cast by Pogo shareholders that are not members of the Group. Therefore, the members of the Group have sole voting power with respect to none of the Shares and shared voting power with respect to none of the Shares. Each member of the Group disclaims beneficial ownership of the Shares not owned by either (i) such member, (ii) a trust of which such member is a trustee, (iii) a limited partnership of which such member is a general partner or (iv) a controlled affiliate of such member. Accordingly, (1) the Trust under Agreement dated August 26, 1930 for the benefit of Beatrice G. Manice disclaims beneficial ownership of 5,149,678 Shares, (2) the Trust under Agreement dated July 27, 1935 for the benefit of Beatrice G. Manice disclaims beneficial ownership of 5,831,825 Shares, (3) the Trust under the Will of Robert Walton Goelet for the benefit of Beatrice G. Manice disclaims beneficial ownership of 5,939,534 Shares, (4) the Trust under Agreement dated August 26, 1930 for the benefit of Robert G. Goelet disclaims beneficial ownership of 5,149,678 Shares, (5) the Trust under Agreement dated July 27, 1935 for the benefit of Robert G. Goelet disclaims beneficial ownership of 5,831,825 Shares, (6) the Trust under the Will of Robert Walton Goelet for the benefit of Robert G. Goelet disclaims beneficial ownership of 5,831,826 Shares, (7) the Trust under Agreement dated July 27, 1935 for the benefit of Francis Goelet disclaims beneficial ownership of 5,831,825 Shares, (8) the Trust under Agreement dated December 18, 1931 for the benefit of John Goelet disclaims beneficial ownership of 5,594,317 Shares, (9) the Trust under Agreement dated December 17, 1976 for the benefit of grandchildren of John Goelet disclaims beneficial ownership of 6,000,292 Shares, (10) the Trust under Agreement dated July 27, 1935 for the benefit of John Goelet disclaims beneficial ownership of 5,914,678 Shares, (11) the Trust under the Will of Robert Walton Goelet for the benefit of John Goelet disclaims beneficial ownership of 5,954,723 Shares, (12) the Trust under Agreement dated September 4, 1980 for the benefit of Anne de La Haye Jousselin disclaims beneficial ownership of 6,108,174 Shares, (13) Robert G. Goelet disclaims beneficial ownership of 6,154,948 Shares, (14) John H. Manice disclaims beneficial ownership of 6,119,640 Shares, (15) Robert G. Manice disclaims beneficial ownership of 6,142,405 Shares, (16) Amelia M. Berkowitz disclaims beneficial ownership of 6,123,134 Shares, (17) Pamela Manice disclaims beneficial ownership of 6,119,904 Shares, (18) Philip Goelet disclaims beneficial ownership of 6,093,946 Shares,
(19) Christopher Goelet disclaims beneficial ownership of 6,095,595 Shares, (20) Gilbert Kerlin disclaims beneficial ownership of 5,407,402 Shares, (21) Windward Oil & Gas Corporation disclaims beneficial ownership of 6,154,948 Shares, (22) Arthur N. Field disclaims beneficial ownership of 6,146,854 Shares, (23) Alexandra C. Goelet disclaims beneficial ownership of 6,154,948 Shares, (24) Henrietta Goelet disclaims beneficial ownership of 6,154,948 Shares, (25) Edmond de La Haye Jousselin disclaims beneficial ownership of 6,154,948 Shares, (26) Robert S. Rich disclaims beneficial ownership of 6,154,948 Shares, (27) RGG Limited Partnership disclaims beneficial ownership of 5,715,457 Shares and (28) Goelet, LLC disclaims beneficial ownership of all 6,154,948 Shares.

         The Shares beneficially owned by Robert G. Manice include 3,732 Shares held by him as custodian for his three minor children under the New York Uniform Transfers to Minors Act.

         (c) On September 21, 2001, Gilbert Kerlin transferred 325,204 shares of Pogo Common Stock to the Goldman Sachs 2001 Global Exchange Place Fund in exchange for 78,510.11 units of the Goldman Sachs 2001 Global Exchange Place Fund. On October 29, 2001, Gilbert Kerlin transferred 160,000, 160,000, 40,000 and 60,000 shares of Pogo Common Stock to Wave Hill Incorporated, Bank Street College of Education, Putney School, and the Trustees of Columbia University (collectively, the "Charities"). On September 11, 2001, Robert G. Goelet, Alexandra Gardiner Goelet and Robert Gardiner Goelet transferred all of their Pogo Common Stock to RGG Limited Partnership in exchange for membership interests in the RGG Limited Partnership. On November 7, 2001 the Group and the Charities sold 6,135,6654 shares of Pogo Common Stock in a public offering. The shares were sold to certain underwriters pursuant to a Purchase Agreement dated November 1, 2001, a copy of which is attached hereto as Exhibit 7.


         (d) None.



Item 7.  Material to be Filed as Exhibits

         Item 7 is hereby amended by adding the following at the end thereof:

         7. Purchase Agreement dated as of November 1, 2001, among Pogo Producing Company, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and the Selling Stockholders listed therein. (Incorporated by reference to Exhibit 1.1 of Pogo Producing Company's Current Report on Form 8-K dated November 6, 2001.)

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    November 2, 2001               ROBERT G. GOELET

                                        /s/ Robert G. Goelet
                                        ----------------------------------
                                        As Trustee of (a) the Trust u/a dated
                                        August 26, 1930 f/b/o Beatrice G.Manice;
                                        (b) the Trust u/a dated July 27, 1935
                                        f/b/o Beatrice G. Manice; (c) the Trust
                                        u/w of Robert Walton Goelet f/b/o
                                        Beatrice G. Manice;(d) the Trust u/w of
                                        Robert Walton Goelet f/b/o Robert G.
                                        Goelet; (e) the Trust u/a dated July 27,
                                        1935 f/b/o Francis Goelet; (f) the Trust
                                        u/a dated December 18, 1931 f/b/o John
                                        Goelet; (g) the Trust u/a dated July 27,
                                        1935 f/b/o John Goelet; (h) the Trust
                                        u/w of Robert Walton Goelet f/b/o John
                                        Goelet; and (i) the Trust u/a dated
                                        September 4, 1980, as amended, f/b/o
                                        Anne de La Haye Jousselin


                                        JOHN H. MANICE

                                        /s/ John H. Manice
                                        -----------------------------------
                                        Individually, and as Trustee of (a) the
                                        Trust u/a dated August 26, 1930 f/b/o
                                        Beatrice G. Manice; (b) the Trust u/a
                                        dated July 27, 1935 f/b/o Beatrice G.
                                        Manice; and (c) the Trust u/w of Robert
                                        Walton Goelet f/b/o Beatrice G. Manice


                                        ROBERT G. MANICE

                                        /s/ Robert G. Manice
                                        ----------------------------------


                                        AMELIA M. BERKOWITZ

                                        /s/ Ameila M. Berkowitz
                                        -----------------------------------
                                        Individually and as Trustee of the Trust
                                        u/a dated September 4, 1980, as amended,
                                        f/b/o Anne de La Haye Jousselin

                                        PAMELA MANICE

                                        /s/ Pamela Manice
                                        -----------------------------------
                                        Individually, and as Trustee of (a) the
                                        Trust u/a dated August 26, 1930 f/b/o
                                        Beatrice G. Manice; (b) the Trust u/a
                                        dated July 27, 1935 f/b/o Beatrice G.
                                        Manice; and (c) the Trust u/w of Robert
                                        Walton Goelet f/b/o Beatrice G. Manice


                                        RGG LIMITED PARTNERSHIP

                                        /s/ Robert G. Goelet
                                        -----------------------------------
                                        By:  Robert G. Goelet
                                        Its: General Partner


                                        PHILIP GOELET

                                        /s/ Philip Goelet
                                        -----------------------------------
                                        Individually and as Trustee of (a) the
                                        Trust u/a/ dated August 26, 1930 f/b/o
                                        Beatrice G. Manice; (b) the Trust u/a
                                        dated July 27, 1935 f/b/o Beatrice G.
                                        Manice; (c) the Trust u/w of Robert
                                        Walton Goelet f/b/o Beatrice G. Manice;
                                        (d) the Trust u/a dated August 26, 1930
                                        f/b/o Robert G. Goelet; (e) the Trust
                                        u/a dated July 27, 1935 f/b/o Robert G.
                                        Goelet; (f) the Trust u/w of Robert
                                        Walton Goelet f/b/o Robert G.Goelet;
                                        (g) the Trust u/a dated July 27, 1935
                                        f/b/o Francis Goelet; (h) the Trust u/a
                                        dated December 18, 1931 f/b/o John
                                        Goelet; (i) the Trust u/a dated July 27,
                                        1935 f/b/o John Goelet; (j) the Trust
                                        u/w of Robert Walton Goelet f/b/o John
                                        Goelet; and (k) the Trust u/a dated
                                        September 4, 1980, as amended f/b/o
                                        Anne de La Haye Jousselin

                                        CHRISTOPHER GOELET

                                        /s/ Christopher Goelet
                                        -----------------------------------
                                        Individually and as Trustee of (a) the
                                        Trust u/a dated December 18, 1931 f/b/o
                                        John Goelet;(b) the Trust u/a dated July
                                        27, 1935 f/b/o John Goelet; and (c)
                                        the Trust u/w of Robert Walton Goelet
                                        f/b/o John Goelet


                                        GILBERT KERLIN

                                        /s/ Gilbert Kerlin
                                        -----------------------------------


                                        WINDWARD OIL & GAS CORPORATION

                                        /s/ Gilbert Kerlin
                                        -----------------------------------
                                        By:  Gilbert Kerlin
                                        Its: President


                                        ARTHUR N. FIELD

                                        /s/ Arthur N. Field
                                        -----------------------------------


                                        HENRIETTA GOELET

                                        /s/ Henrietta Goelet
                                        -----------------------------------
                                        As Trustee of the Trust u/a dated
                                        December 17, 1976 f/b/o grandchildren of
                                        John Goelet


                                        ALEXANDRA C. GOELET

                                        /s/ Alexandra C. Goelet
                                        -----------------------------------
                                        As Trustee of (a) the Trust u/a dated
                                        August 26, 1930 f/b/o Robert G. Goelet;
                                        (b) the Trust u/a dated July 27, 1935
                                        f/b/o Robert G. Goelet; and (c) the
                                        Trust u/w Robert Walton Goelet f/b/o
                                        Robert G. Goelet

                                        EDMOND DE LA HAYE JOUSSELIN

                                        /s/ Edmond De La Haye Jousselin
                                        -----------------------------------
                                        As Trustee of (a) the Trust u/a dated
                                        August 26, 1930 f/b/o Beatrice G.
                                        Manice; (b) the Trust u/a dated July 27,
                                        1935 f/b/o Betrice G. Manice; (c) the
                                        Trust u/w of Robert Walton Goelet f/b/o
                                        Beatrice G. Manice; (d) the Trust u/a
                                        dated August 26, 1930 f/b/o Robert G.
                                        Goelet; (e) the Trust u/a dated July 27,
                                        1935 f/b/o Robert G. Goelet; (f) the
                                        Trust u/w of Robert Walton Goelet f/b/o
                                        Robert G. Goelet; (g) the Trust u/a
                                        dated July 27, 1935 f/b/o Francis
                                        Goelet; (h) the Trust u/a dated December
                                        18, 1931 f/b/o John Goelet; (i) the
                                        Trust u/a dated July 27, 1935 f/b/o John
                                        Goelet; (j) the Trust u/w of Robert
                                        Walton f/b/o John Goelet; and (k) the
                                        Trust u/a dated September 4, 1980, as
                                        amended, f/b/o Anne de La Haye Jousselin


                                        ROBERT S. RICH

                                        /s/ Robert S. Rich
                                        -----------------------------------
                                        As Trustee of (a) the Trust u/a dated
                                        December 18, 1931 f/b/o John Goelet; (b)
                                        the Trust u/a dated July 27, 1935 f/b/o
                                        John Goelet; (c) the Trust u/w of
                                        Robert Walton Goelet f/b/o John Goelet;
                                        and (d) the Trust u/a dated December 17,
                                        1976 f/b/o grandchildren of John Goelet


                                        GOELET, LLC

                                        /s/ Robert W. Kiley
                                        -----------------------------------
                                        By:  Robert W. Kiley
                                        Its: President and Chief Operating
                                             Officer


                                        /s/ Mark Rosenbaum
                                        -----------------------------------
                                        By:  Mark Rosenbaum
                                        Its: Chief Financial Officer
                                             and Treasurer


                                        GOELET, LLC
                                        Attorney-in-fact

                                        /s/ Robert W. Kiley
                                        -----------------------------------
                                        By:  Robert W. Kiley
                                        Its: President and Chief
                                             Operating Officer


                                        /s/ Mark Rosenbaum
                                        -----------------------------------
                                        By:  Mark Rosenbaum
                                        Its: Chief Financial Officer
                                             and Treasurer